UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2005

STERLING GROUP VENTURES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-97187	72-1535634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

900 -789 WEST PENDER STREET, VANCOUVER,
B.C., CANADA	V6C 1H2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (604) 893-8891

n/a
(Former name or former address, if changes since last report)

Section 1 – Registrant’s Business and Operations

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 16, 2005, Sterling Group Ventures, Inc. (“Sterling Group”), through its wholly owned subsidiary, Micro Express Holdings Inc. (“Micro”), signed an Agreement (the “Agreement”) with Beijing Mianping Salt Lake Research Institute (“Mianping”) for the development of Dangxiongcuo salt lake property (“DXC Salt Lake”) in Nima county of Naqu district in Tibet, China. The Agreement follows a Letter of Intent signed between the parties on July 11, 2005.

Pursuant to the Agreement, the parties have agreed to set up a Cooperative Company, Tibet Saline Lake Mining High-Science & Technology Co. Ltd. (the “Cooperative”) to develop DXC Salt Lake. The objective of the Cooperative is to use the funds provided by Sterling through Micro and the skills and technology provided by Mianping to produce lithium carbonate (Li2CO3) and borate from brine. Micro is to own 65% and Mianping 35% of the Cooperative.

It is anticipated that the total investment in the Cooperative will be approximately 240 million RMB Yuan (or approximately US$30 million) and will result in production of 5,000 tonnes per year of lithium carbonate and by products (sodium borate). Current market price of lithium carbonate in China is about 45,000 RMB Yuan per tonne (or approximately US $5,548 per tonne). Mianping guarantees the production cost of lithium carbonate will be less than 11,000 RMB yuan per tonne (or approximately US $1,356 per tonne).

Lithium carbonate is the starting point in the manufacturing of lithium and various lithium chemicals which are used in batteries, ceramics and glass, in primary aluminum production, in the manufacture of lubricants and greases, drugs and others. According to Mineral Information Institute (MII), most lithium is recovered from brine, or water with a high concentration of lithium carbonate. Brines trapped in the Earth’s crust (called subsurface brines) are the major source material for lithium carbonate. These sources which are recovered generally through solar evaporation are less expensive to mine than from rock such as spodumene, petalite, and other lithium-bearing minerals.

Section 9 – Financial Statements and Exhibits

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Agreement for the development of Diangxiongcuo (DXC) Salt Lake Project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GROUP VENTURES, INC.

/s/ Richard Shao
Richard Shao
President

September 21, 2005